Exhibit 5.1

December 8, 2025

RE: Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 for Shares of Common Stock of The Boeing Company

Ladies and Gentlemen:

As Corporate Secretary Vice President, Assistant General Counsel and Corporate Secretary of The Boeing Company (the “Company”), I have acted as counsel in connection with the Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 (File No. 333-281498) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on August 12, 2024, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on November 27, 2024, which the Commission declared effective at 4:00 p.m. Eastern Time on December 20, 2024 (collectively, the “Registration Statement”) for the issuance of an aggregate of up to 158,023 shares (the “Shares”) of common stock, par value $5.00 per share, of the Company that may be issued by the Company pursuant to the Spirit AeroSystems Holdings, Inc. 2014 Amended and Restated Omnibus Incentive Plan (the “Plan”).

In reaching the opinions set forth herein, I, or attorneys under my supervision, have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as amended to date, the Company’s By-Laws as amended to date, the Plan, the Agreement and Plan of Merger, dated as of June 30, 2024, by and among the Company, Spirit AeroSystems Holdings, Inc., and Sphere Acquisition Corp, and such resolutions of the Company’s Board of Directors and other documentation as I have deemed necessary or advisable for the purpose of this opinion.

Based on and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company in accordance with the terms of the Plan are duly authorized and will, upon the receipt of consideration therefore, be validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Cordially,

/s/ John C. Demers
John C. Demers
Corporate Secretary, Vice President & Assistant General Counsel